UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2007

Commission File Number: 333 - 134175

LEXINGTON ENERGY SERVICES INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(state or other jurisdiction of incorporation or organization)

234125 Wrangler Road SE. RR#5, Calgary, Alberta, Canada T2P 2G6
(Address of principal executive offices)

403-279-4550
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 24, 2007, Lexcoil Inc., a wholly owned subsidiary of Lexington Energy Services Inc., entered into two vehicle finance lease agreements with Rocket Leasing to lease two coiled tubing vehicles at a rental price of approximately $22,000 per month each for a term of 48 months.

The original value of the vehicles is approximately $1,112,000 per vehicle. Lexcoil has agreed to pay, by June 1, 2007, a deposit of approximately $112,000 per vehicle in addition to the first payment of approximately $22,000 per vehicle due on June 1, 2007. Lexcoil has options to purchase the vehicles ten days after the 48th payment for approximately $224,000 per vehicle.

The coiled tubing vehicles are primary used for well cleanouts to enhance or initiate production in oil or gas wells. They use a continuous string of pipe that is inserted into a drill hole, to facilitate the use of specialized tools, stimulation fluids, and nitrogen pumping into a well or drill hole.

Lexington Energy plans to launch Lexcoil to operate both coiled tubing vehicles in Calgary, Alberta. The vehicles will be available to clients on a day-rate contract basis, which will include two Lexcoil employees to support the service. Lexington Energy also intends to provide customers with the option of contracting the coiled tubing vehicles in tandem with the company’s nitrogen generation units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2007		LEXINGTON ENERGY SERVICES INC.
(Registrant)

	By :	/s/ Brent Nimeck
President, Chief Executive Officer,
Chief Operating Officer, Chief
Financial Officer, Principal Accounting
Officer